Exhibit 10_ii_b

Buenos Aires, January 21st, 2008

Messrs

Cargill SACI

Leandro N. Alem 928 Piso 9

Ciudad Autonoma de Buenos Aires

Dear Sirs:

In our capacity as Agents of MOSAIC DE ARGENTINA S.A., hereinafter referred to as “MOSAIC”, domiciled at Avda. Leandro N. Alem 928, 9º Floor, City of Buenos Aires, we hereby make this proposed amendment to the offer, hereinafter referred to as the “Amendment Offer” related to our Offer made in May 16, 2006 to provide Logistic and Warehouse Services of fertilizers in the Port Area of Bahia Blanca, Buenos Aires, Necochea, Zarate, San Nicolas, Rosario and San Lorenzo in our Quebracho Plant.

In the event you accept the present Amendment Offer:

1.	The first paragraph of Section Five shall will replaced by the following provision: “MOSAIC guarantees CARGILL a deposit storage space of fifty thousand (50,000) metric tons at the TERMINAL (hereinafter referred to as GUARANTEED STORAGE SPACE).”

2.	The Annex IV shall be replaced by the following:

EXHIBIT IV – Fees.

Storage per guaranteed Metric Tons:

US$ 900,000 per year to be paid in each installment of US$ 130,000. – per month from May to September; US$ 60,000. – per month from October to November; US$ 50,000. – per month December to March; US$ 50,000 in April.

Throughput: US$ 15. –

Storage in excess per Metric Ton and month US$ 1.-

Additional bagging service: US$ 5.20.-

Provision of empty bags: US$ 6.50.-

Blending: US$ 6.-

3.	This Amendment Offer shall be implicitly accepted by CARGILL by requesting the SERVICES according to the terms and conditions herein described, and in such case the new fees will be fully applicable retroactively to June, 2007.

4.	All the remaining terms and conditions of the Proposal made in May 16, 2006, are fully valid and in force.

Yours sincerely,

Mosaic de Argentina S.A.